Exhibit 99.1

Exhibit 99.1 - News Release – Second fiscal quarter ended March 27, 2022.

4600 E. 53rd St.

Davenport, IA 52807

www.lee.net

NEWS RELEASE

Lee Enterprises reports strong digital growth in the second quarter

Total Digital Revenue(1) was $58M in the quarter (+33% YOY)

Digital-only subscribers total 492,000 (+59% YOY)

Digital Advertising Revenue totaled $43M in the quarter (+36% YOY)

Amplified Digital® revenue grew 108% and totaled $57M over the last twelve months

DAVENPORT, Iowa (May 5, 2022) — Lee Enterprises, Incorporated (NASDAQ: LEE), a leading provider of high quality, trusted, local news, information and a major platform for advertising in 77 markets, today reported second quarter fiscal 2022 financial results(2) for the period ended March 27, 2022.

“Our second quarter results demonstrate the investments in our Three Pillar Digital Growth strategy are paying off with tremendous digital revenue growth. Execution of our strategy has put Lee in position to achieve our digital revenue targets for the fiscal year; advancing Lee as a vibrant, digital-centric company with a strong base of recurring, sustainable, digital revenue.” said Kevin Mowbray, President and Chief Executive Officer. “In the second quarter, total digital revenue was $58 million, a 33% increase over the prior year, and represented 31% of our total operating revenue - up from 23% a year ago,” Mowbray added.

“I'm particularly pleased our strong growth in digital advertising revenue more than offset the decline in print. Total advertising and marketing services revenue increased 2% in the second quarter, as digital advertising increased 36%. Digital advertising and marketing services revenue totaled $43 million in the quarter and $160 million over the last twelve months – pacing well towards our goal of $175 million of digital advertising and marketing services revenue in fiscal year 2022. Amplified Digital®, our full service digital marketing solutions agency, fueled the digital growth with revenue of $19 million in the quarter, up 108%,” Mowbray added.

"Lee is the fastest growing digital subscription platform in local media and has been for the last nine quarters. And digital-only subscriber growth continued at a rapid pace in the second quarter – up 59% over the prior year. Lee now has 492,000 digital-only subscribers, putting us six months ahead of our year-end goal. At the same time, we are driving an increase in average rates for digital-only subscriptions, which were up 22% in the second quarter compared to the first quarter. Digital-only subscription revenue increased 45% to $10 million in the quarter and totaled $33 million over the last twelve months, nearly achieving our year-end guidance six months early,” Mowbray added.

“Our second quarter results have us on track to achieve all of our fiscal year 2022 digital revenue targets. These early returns on our digital investments give us confidence we have the right strategy, the right team and we are executing with velocity,” said Mowbray.

“Operating expenses were up 5% due to investments in digital talent and technology to drive our digital revenue growth and increases in input costs, partially offset by reductions in costs tied to print revenue streams. We continue to drive efficiencies in our legacy cost structure and are pulling additional levers to better align our legacy costs with the associated revenues,” said Tim Millage, Vice President, Chief Financial Officer and Treasurer. "These cost reduction actions taken early in the third quarter have an annualized benefit of $45 million. We continue to expect Adjusted EBITDA to be in the $95 - $98 million range." Millage added.

SECOND QUARTER HIGHLIGHTS

•	Total operating revenue of $190.0 million.
•	Total Digital Revenue was $58.1 million, a 33.0% increase compared to the same period last year.
•

Digital-only subscription revenue increased 44.7% in the second quarter compared to the same quarter last year and totaled $32.9 million over the last twelve months. Digital-only subscribers increased 59.2% and now total 492,000.

•

Digital advertising and marketing services revenue increased 36% in the quarter and totaled $43.4 million. Digital marketing services revenue at Amplified Digital® fueled the growth, with revenue up 108% in the quarter totaling $18.6 million in the quarter and $57.3 million over the last twelve months.

•	Digital services revenue, which is predominantly TownNews, totaled $4.7 million in the quarter. On a standalone basis, revenue at TownNews increased 12.5% in the second quarter totaling $7.5 million.
•

Total Print Revenue, which includes print advertising, print subscription revenue and other print related revenue, totaled $131.9 million in the second quarter, an 11.3% decline compared to the same quarter a year ago due to continued secular declines of print revenue, particularly print advertising revenue.

•

Audiences remain strong in both print and digital due to our focus on relevant news in our local markets. Monthly average page views totaled 376 million and monthly average unique visitors totaled 44 million.

•

Operating expenses totaled $194.6 million and Cash Costs(3) were up 3.0%. Increases in Cash Costs were attributed to increased investments in digital talent and technology tied to our digital growth strategy, increased cost of goods sold attributed to revenue growth at Amplified Digital®, an increase in restructuring costs and other, and cycling one-time cost benefits received in the prior year. Partially offsetting the increases were declines in Cash Costs that support our print revenue streams.

•	Net loss totaled $6.7 million and Adjusted EBITDA(3) totaled $16.9 million.

YEAR TO DATE HIGHLIGHTS

•	Total operating revenue of $392.3 million.
•	Total Digital revenue was $113.4 million, a 24.9% increase compared to the same period last year.
•	Digital-only subscription revenue increased 35.6% compared to the same period last year.
•

Digital advertising and marketing services revenue increased 26.9% and totaled $86.2 million. Digital marketing services revenue at Amplified Digital® fueled the growth, with revenue up 89.2% totaling $33.3 million.

•	Digital services revenue, which is predominantly TownNews, totaled $9.3 million. On a standalone basis, revenue at TownNews increased 9.5% totaling $14.7 million.
•

Total Print Revenue, which includes print advertising, print subscription revenue and other print related revenue, totaled $278.9 million, an 11.0% decline compared to the same period a year ago due to continued secular declines of print revenue, particularly print advertising revenue.

•

Operating expenses totaled $373.6 million and Cash Costs(3) were up 2.7%. Increases in Cash Costs were attributed to increased investments in digital talent and technology tied to our digital growth strategy, increased cost of goods sold attributed to revenue growth at Amplified Digital®, an increase in restructuring costs and other, and cycling one-time cost benefits received in the prior year. Partially offsetting the increases were declines in Cash Costs that support our print revenue streams.

•	Net income totaled $6.5 million and Adjusted EBITDA(3) totaled $43.0 million.

DEBT AND FREE CASH FLOW

On March 16, 2020, the Company closed on the comprehensive refinancing of all of its outstanding debt(4). The $576 million in financing has a 25-year maturity, a fixed annual interest rate of 9.0%, mandatory payments based on the Company’s Excess Cash Flow(4), and no financial performance covenants.

As of and for the 13 weeks ended March 27, 2022:

•	The principal amount of debt totaled $462.6 million, reduction of $20.1 million for the fiscal year to date.
•	Cash on the balance sheet totaled $15.3 million. Debt, net of cash on the balance sheet, totaled $447.3 million.
•	Capital expenditures totaled $2.8 million in the 13 weeks ended March 27, 2022. For 2022, we expect capital expenditures to total less than $12 million.
•	For 2022, we expect cash paid for income taxes to total between $8 million and $11 million.
•	We made no pension contributions in the fiscal year. We do not expect any material pension contributions in fiscal year 2022 as our plans are fully funded in the aggregate.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 877-612-6725 and entering a conference passcode of 967807 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and over 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 44 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	The overall impact the COVID-19 pandemic has on the Company's revenues and costs;
•	The long-term or permanent changes the COVID-19 pandemic may have on the publishing industry, which may result in permanent revenue reductions and other risks and uncertainties;
•	We may be required to indemnify the previous owners of the BH Media or the Buffalo for unknown legal and other matters that may arise;
•	Our ability to manage declining print revenue and circulation subscribers;
•	The warrants issued in our 2014 refinancing will not be exercised;
•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•	Changes in advertising and subscription demand;
•	Changes in technology that impact our ability to deliver digital advertising;
•	Potential changes in newsprint, other commodities and energy costs;
•	Interest rates;
•	Labor costs;
•	Significant cyber security breaches or failure of our information technology systems;
•	Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;
•	Our ability to maintain employee and customer relationships;
•	Our ability to manage increased capital costs;
•	Our ability to maintain our listing status on NASDAQ;
•	Competition; and
•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words "aim", “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including statements regarding the impacts that the COVID-19 pandemic and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:

IR@lee.net

(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended			Six months ended
	March 27,	March 28,	Percent	March 27,	March 28,	Percent
(Thousands of Dollars, Except Per Share Data)	2022	2021	Change	2022	2021	Change

Operating revenue:
Print	44,248	53,685	(17.6)	100,218	120,291	(16.7)
Digital	43,385	31,890	36.0	86,169	67,913	26.9
Advertising and marketing services revenue	87,633	85,575	2.4	186,387	188,204	(1.0)
Print	77,255	82,801	(6.7)	156,883	167,816	(6.5)
Digital	10,093	6,976	44.7	17,984	13,264	35.6
Subscription revenue	87,348	89,777	(2.7)	174,867	181,080	(3.4)
Print	10,374	12,240	(15.2)	21,759	25,301	(14.0)
Digital	4,659	4,838	(3.7)	9,283	9,663	(3.9)
Other revenue	15,033	17,078	(12.0)	31,042	34,964	(11.2)
Total operating revenue	190,014	192,430	(1.3)	392,296	404,248	(3.0)
Operating expenses:
Compensation	83,513	83,154	0.4	168,207	167,317	0.5
Newsprint and ink	7,068	7,179	(1.5)	14,712	15,171	(3.0)
Other operating expenses	84,679	79,865	6.0	170,661	161,632	5.6
Depreciation and amortization	8,951	12,517	(28.5)	18,627	22,958	(18.9)
Assets (gain) loss on sales, impairments and other, net	(152)	1,474	NM	(12,426)	6,696	NM
Restructuring costs and other	10,590	1,294	NM	13,790	4,461	NM
Operating expenses	194,649	185,483	4.9	373,571	378,235	(1.2)
Equity in earnings of associated companies	1,407	1,471	(4.4)	3,161	3,213	(1.6)
Operating income	(3,228)	8,418	NM	21,886	29,226	(25.1)
Non-operating (expense) income:
Interest expense	(10,523)	(11,237)	(6.4)	(21,186)	(23,119)	(8.4)
Curtailment gain	-	-	-	1,027	23,830	(95.7)
Pension withdrawal cost	(2,335)	-	NM	(2,335)	(12,310)	(81.0)
Other, net	6,248	1,640	(31.1)	9,320	3,908	NM
Non-operating expenses, net	(6,610)	(9,597)	(31.1)	(13,174)	(7,691)	71.3
Income (loss) before income taxes	(9,838)	(1,179)	NM	8,712	21,535	(59.5)
Income tax (benefit) expense	(3,144)	(571)	NM	2,207	5,740	(61.6)
Net income (loss)	(6,694)	(608)	NM	6,505	15,795	(58.8)
Net income (loss) attributable to non-controlling interests	(582)	(526)	10.6	(1,123)	(1,027)	9.3
Income attributable to Lee Enterprises, Incorporated	(7,276)	(1,134)	NM	5,382	14,768	(63.6)

Earnings per common share:
Basic	(1.26)	(0.20)	NM	0.94	2.59	(63.8)
Diluted	(1.26)	(0.20)	NM	0.92	2.55	(64.0)

DIGITAL / PRINT REVENUE COMPOSITION

(UNAUDITED)

	Three months ended			Six months ended
	March 27,	March 28,	Percent	March 27,	March 28,	Percent
(Thousands of Dollars, Except per share Data)	2022	2021	Change	2022	2021	Change

Digital Advertising and Marketing Services Revenue	43,385	31,890	36.0	86,169	67,913	26.9
Digital Only Subscription Revenue	10,093	6,976	44.7	17,984	13,264	35.6
Digital Services Revenue	4,659	4,838	(3.7)	9,283	9,663	(3.9)
Total Digital Revenue	58,137	43,704	33.0	113,436	90,840	24.9
Print Advertising Revenue	44,248	53,685	(17.6)	100,218	120,291	(16.7)
Print Subscription Revenue	77,255	82,801	(6.7)	156,883	167,816	(6.5)
Other Print Revenue	10,374	12,240	(15.2)	21,759	25,301	(14.0)
Total Print Revenue	131,877	148,726	(11.3)	278,860	313,408	(11.0)
Total Operating Revenue	190,014	192,430	(1.3)	392,296	404,248	(3.0)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of Adjusted EBITDA to net income, its most directly comparable GAAP measure:

	Three months ended		Six months ended
(Thousands of Dollars)	March 27,	March 28,	March 27,	March 28,
	2022	2021	2022	2021

Net (loss) income	(6,694)	(608)	6,505	15,795
Adjusted to exclude
Income tax expense (benefit)	(3,144)	(571)	2,207	5,740
Non-operating expenses, net	6,610	9,597	13,174	7,691
Equity in earnings of TNI and MNI	(1,407)	(1,471)	(3,161)	(3,213)
(Gain) loss on sale of assets and other, net	(152)	1,474	(12,426)	6,696
Depreciation and amortization	8,951	12,517	18,627	22,958
Restructuring costs and other	10,590	1,294	13,790	4,461
Stock compensation	512	214	699	434
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,657	1,608	3,596	3,498
Adjusted EBITDA	16,923	24,054	43,011	64,060

The table below reconciles the non-GAAP financial performance measure of Cash Costs to Operating expenses, the most directly comparable GAAP measure:

	Three months ended		Six months ended
	March 27,	March 28,	March 27,	March 28,
(Thousands of Dollars)	2022	2021	2022	2021

Operating expenses	194,649	185,483	373,571	378,235
Adjustments
Depreciation and amortization	8,951	12,517	18,627	22,958
Assets (gain) loss on sales, impairments and other, net	(152)	1,474	(12,426)	6,696
Restructuring costs and other	10,590	1,294	13,790	4,461
Cash Costs	175,260	170,198	353,580	344,120

NOTES

(1)	Total Digital Revenue in the prior year was reclassified to conform to the current year presentation. Total Digital Revenue is defined as digital advertising and marketing services revenue (including Amplified), digital-only subscription revenue and digital services revenue. Previously other digital subscription revenue was included. All periods have been restated for the reclassification.

(2)	This earnings release is a preliminary report of results for the periods included. The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(3)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:

•

Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.

• Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.

(4)	The Company's debt is the $576 million term loan under a credit agreement with BH Finance LLC dated January 29, 2020 (the "Credit Agreement"). Excess Cash Flow is defined under the Credit Agreement as any cash greater than $20,000,000 on the balance sheet in accordance with GAAP at the end of each fiscal quarter, beginning with the quarter ending June 28, 2020.

(5)	TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.